Exhibit 99.1

Courier Reports Third-Quarter Results

Net Income of $1.6 Million on Sales of $59 Million

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--July 24, 2012--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended June 23, 2012, the third quarter of its 2012 fiscal year. Revenues were $58.9 million, down 5% from last year’s third-quarter revenues of $61.9 million. Net income was $1.6 million or $.13 per diluted share, including severance costs of $235,000 in conjunction with the previously announced consolidation of one-color printing operations, versus a loss of $3.1 million or $.26 per diluted share in the third quarter of fiscal 2011, including a non-cash, pre-tax impairment charge of $8.6 million, or $.43 per diluted share. Excluding the impairment charge related to Research & Education Association (REA) in the wake of the Borders Group bankruptcy, adjusted net income for the third quarter of fiscal 2011 was $2.0 million or $.17 per diluted share.

For the first nine months of fiscal 2012, Courier revenues were $184.2 million, down slightly from $185.7 million in fiscal 2011. Net income for the year to date was $3.5 million or $.29 per diluted share, including pretax charges totaling $1.8 million related to severance and post-retirement benefit costs and a first-quarter pretax gain of $0.6 million from the sale of certain non-operating assets. For the first nine months of fiscal 2011, the company’s net loss was $6.3 million or $.52 per diluted share, including second-quarter restructuring costs and a bad-debt provision related to Borders as well as the third-quarter impairment charge. Excluding those items for both periods, adjusted net income for the first nine months of fiscal 2012 was $4.2 million or $.35 per diluted share, compared to $4.0 million or $.34 per diluted share for the first nine months of fiscal 2011. Details for these items can be found in the tables at the end of this release.

Third-quarter results in Courier’s book manufacturing segment were affected by a shift in ordering patterns in the education market, with textbook publishers tightening their inventory management in the current economy by reducing print quantities and timing book production to the start of each semester. As a result, while education sales picked up as the quarter progressed, revenues were down from the previous year. In Courier’s specialty book publishing segment, sales were lower at two of its three businesses, but the continued streamlining of publishing operations enabled the segment to narrow its losses from the prior year.

“The sluggish economy continued to be a thorn in the side of many of our customers, and we felt it too,” said Courier Chairman and Chief Executive Officer James F. Conway III. “Yet our relationships with key customers are stronger than ever. While the traditional textbook ordering cycle has been pushed back closer to the start of the school year, we are working closely with customers to help them succeed, and we closed the quarter with a healthy run rate. Meanwhile, our specialty book publishing businesses continued to work through the effects of the past year’s channel turbulence with a sharper product focus, helped by an increasing ability to deliver award-winning content in both print and e-book form.

“Under our previously announced stock repurchase program, we purchased approximately 445,000 shares in the third quarter, for a total of $4.8 million. Since the start of the fiscal year, our strong cash flow has also enabled us to bring our debt down by $2.5 million. Given this performance and our solid financial condition, our Board of Directors has once again approved a regular quarterly dividend of $.21 per share. We head into our fourth quarter with every expectation of a strong close to the fiscal year in keeping with seasonal trends.”

Book manufacturing: adjusting to changes in seasonal textbook cycle

Courier’s book manufacturing segment had third-quarter sales of $52.4 million, down from $55.0 million for the same period last year. For fiscal 2012 to date, book manufacturing sales were $163.9 million, up slightly from $163.6 million in fiscal 2011.

As previously mentioned, the results for fiscal 2012 included restructuring costs for severance and post-retirement benefits, while last year’s second-quarter results included plant closing costs. Excluding these restructuring costs, the segment’s third-quarter operating income was $4.2 million, versus $5.1 million a year ago. On a year-to-date basis, operating income was $11.7 million, up 4% from $11.3 million for the first nine months of last year. Gross profit for the first nine months of fiscal 2012, again excluding restructuring costs, was $32.1 million or 19.6% of sales, compared to $31.9 million or 19.5% of sales last year. The modest year-to-date improvement in gross profit margins, achieved despite a highly competitive pricing environment and reduced recycling income, reflects improved operating efficiencies created by last year’s technology investments and the further consolidation of the company’s one-color printing operations.

The book manufacturing segment focuses on three markets: education, religious, and specialty trade. Sales to the education market were down 12% in the quarter and down 3% for the year to date, with publishers managing inventories tightly and taking advantage of available capacity. Sales to the religious market were down 3% from fiscal 2011 in the third quarter; through the first nine months religious sales were even with last year, but sales to the company’s largest religious customer were up 2%. Sales to the specialty trade market were up 1% in the quarter and up 6% for the year to date, reflecting increased orders at Courier Digital Solutions and a return to more traditional ordering patterns as the marketplace continues to assimilate the loss of Borders.

“Our third quarter illustrated the continuing shift in the textbook market’s seasonal ordering cycle,” said Mr. Conway. “Between the uncertain economy and the budget crunch in state governments, many textbook publishers have chosen to reduce print quantities, time their orders closer to the start of the school year and, where appropriate, order separately for each semester. Fortunately, our efficient combination of digital and offset facilities has enabled us to respond effectively, and we are ready for the strong fourth quarter we foresee.

“While sales to the religious market were down modestly, we have often experienced sizable quarter-to-quarter fluctuations in that market, a situation compounded by this third quarter’s unusually early close on June 23. On a year-to-date basis, we remain even with last year in the religious market as a whole, and sales to our largest customer are up. Our customer relationships remain excellent in both the religious and education markets, and we look forward to long-term growth in both.”

Publishing: operating efficiencies help trim losses

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening; and Research & Education Association (REA), a publisher of test preparation books and study guides.

Third-quarter revenues for the segment were $9.1 million, down 8% from $9.9 million in last year’s third quarter. The segment’s operating loss for the quarter was $975,000, compared to a loss of $1.2 million last year. For fiscal 2012 to date, segment sales were $28.2 million, versus $30.8 million for the first nine months of last year. The segment’s operating loss through nine months was $3.9 million, unchanged from last year.

Of Courier’s three publishing businesses, REA alone was profitable during the quarter, with sales up 2% from a year earlier despite the absence of Borders, which had been one of REA’s largest customers prior to the chain’s closing. At Dover, sales were off 2% but careful attention to costs enabled the business to trim its operating loss by more than 20%. Creative Homeowner, with sales down 31% in a challenging retail environment, lost $227,000.

Successes during the quarter included the beta-site launch of DoverPictura.com, Dover’s new online image store, the availability of a growing range of e-book titles on popular platforms and a very strong spring for REA’s Crash Course series and other AP test preparation titles.

“Our publishing segment continued to deal with channel challenges and a sluggish consumer economy,” said Mr. Conway. “Faced with this environment, we continued to take out costs wherever we could without compromising our ability to deliver top-drawer content such as Creative Homeowner’s Backyard Homesteading, which recently won a Gold Medal in the 2012 Independent Publisher Book Awards.

“At the same time, we continued to move forward on the digital front. DoverPictura beta-site customers can now browse through more than a hundred thousand compelling images, and readers everywhere can access a growing array of Dover, REA and Creative Homeowner titles in e-book form through our relationships with Apple, Amazon and Google, and our new agreement with Barnes & Noble.”

Outlook

“We enter our busiest part of the year well equipped to take advantage of our opportunities within today’s challenging economic environment,” said Mr. Conway. “We continue to expand the range of services we provide for our largest customers, and we continue to attract new customers with our state-of-the-art digital inkjet capabilities. Our four-color digital and offset plants are running more efficiently than ever, thanks to years of steady investment in technology and a highly professional, customer-focused workforce. And our publishing businesses are adapting to a changing retail environment with exciting strategies coupled to the core content strengths our readers expect.

“We expect full-year capital expenditures to be between $8 million and $10 million, versus $16 million in fiscal 2011. We also continue to benefit from the consolidation of one-color printing capacity and other cost-reduction measures taken over the last year in both of our business segments. And we look forward to a productive summer focused on meeting textbook publishers’ needs for standard and customized versions in a shortened timeframe.

“In line with our past practice, today’s guidance, including comparisons to prior performance, excludes impairment and restructuring charges. It also excludes this year’s non-recurring items related to severance and post-retirement benefit costs and the gain from the sale of non-operating assets, as well as the Borders receivable write-off in last year’s second quarter.

“We expect fourth-quarter sales of between $80 million and $85 million, leading to total fiscal 2012 sales of between $264 million and $269 million, an increase over fiscal 2011 of between 2% and 4% (which includes the benefit of a 53-week year in fiscal 2012). We expect fourth-quarter earnings per diluted share of between $.40 and $.55, versus $.55 in last year’s fourth quarter. And for fiscal 2012 as a whole, we expect earnings per diluted share of between $.75 and $.90, which compares with our fiscal 2011 earnings of $.89 per diluted share.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2012, we expect EBITDA to be between $39 million and $42 million, compared to $39 million in fiscal 2011, excluding last year’s impairment and restructuring charges and this year’s severance and post-retirement benefit costs and the gain from the sale of non-operating assets.

“Factors not incorporated into our guidance include the possibility of future impairment or restructuring charges.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two operating segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	June 23,	June 25,	June 23,	June 25,
	2012	2011	2012	2011

Net sales	$58,896	$61,894	$184,220	$185,708
Cost of sales	45,864	47,174	143,392	150,509

Gross profit	13,032	14,720	40,828	35,199

Selling and administrative expenses	10,285	11,242	35,227	36,353
Impairment charge (1)	-	8,608	-	8,608

Operating income (loss)	2,747	(5,130)	5,601	(9,762)

Interest expense, net	246	194	699	645
Other income	-	-	(587)	-

Income (loss) before taxes	2,501	(5,324)	5,489	(10,407)

Income tax provision (benefit)	937	(2,195)	2,031	(4,127)

Net income (loss)	$1,564	($3,129)	$3,458	($6,280)

Net income (loss) per diluted share	$0.13	($0.26)	$0.29	($0.52)

Cash dividends declared per share	$0.21	$0.21	$0.63	$0.63

Wtd. average diluted shares outstanding	12,026	11,996	12,093	11,978

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$52,413	$54,997	$163,863	$163,627
Specialty Publishing	9,127	9,872	28,214	30,760
Elimination of intersegment sales	(2,644)	(2,975)	(7,857)	(8,679)
Total	$58,896	$61,894	$184,220	$185,708

Operating income (loss):
Book Manufacturing	$3,982	$5,050	$10,537	$3,799
Specialty Publishing	(975)	(1,154)	(3,938)	(3,949)
Impairment charge (1)	-	(8,608)	-	(8,608)
Stock based compensation	(331)	(366)	(1,098)	(1,072)
Intersegment profit	71	(52)	100	68
Total	$2,747	($5,130)	$5,601	($9,762)

(1) In the third quarter of the prior year, the Company recorded an $8.6 million non-cash, pretax impairment charge related to REA which on an after-tax basis was $5.2 million, or $0.43 per diluted share.

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		NINE MONTHS ENDED
	June 23,	June 25,	June 23,	June 25,
	2012	2011	2012	2011

Net sales	$52,413	$54,997	$163,863	$163,627
Cost of sales	42,193	43,445	132,008	138,810

Gross profit	10,220	11,552	31,855	24,817

Selling and administrative expenses	6,238	6,502	21,318	21,018

Operating income	$3,982	$5,050	$10,537	$3,799

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		NINE MONTHS ENDED
	June 23,	June 25,	June 23,	June 25,
	2012	2011	2012	2011

Net sales	$9,127	$9,872	$28,214	$30,760
Cost of sales	6,387	6,653	19,340	20,446

Gross profit	2,740	3,219	8,874	10,314

Selling and administrative expenses	3,715	4,373	12,812	14,263

Operating loss	($975)	($1,154)	($3,938)	($3,949)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 23,	September 24,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$56	$104
Investments	1,310	1,141
Accounts receivable	30,765	35,320
Inventories	39,098	39,353
Deferred income taxes	4,338	4,431
Other current assets	2,735	1,443
Total current assets	78,302	81,792

Property, plant and equipment, net	90,116	100,523
Goodwill and other intangibles	17,987	18,327
Prepublication costs	7,245	7,334
Deferred income taxes	2,882	3,772
Other assets	1,273	1,278

Total assets	$197,805	$213,026

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,855	$1,804
Accounts payable	10,094	12,061
Accrued taxes	745	2,185
Other current liabilities	15,603	15,433
Total current liabilities	28,297	31,483

Long-term debt	17,188	19,718
Other liabilities	6,247	7,502

Total liabilities	51,732	58,703

Total stockholders' equity	146,073	154,323

Total liabilities and stockholders' equity	$197,805	$213,026

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Nine Months Ended
	June 23,	June 25,
	2012	2011
Operating Activities:
Net income (loss)	$3,458	($6,280)
Adjustments to reconcile net income (loss) to
cash provided from operating activities:
Depreciation and amortization	18,022	17,437
Impairment charge	-	8,608
Stock-based compensation	1,098	1,072
Deferred income taxes	983	(3,974)
Gain on disposition of assets	(587)	-
Changes in other working capital	(79)	(3,840)
Other long-term, net	(1,003)	3,515

Cash provided from operating activities	21,892	16,538

Investment Activities:
Capital expenditures	(4,065)	(11,670)
Prepublication costs	(3,171)	(3,218)
Proceeds on disposition of assets	587	-
Short-term investments	(169)	(176)

Cash used for investment activities	(6,818)	(15,064)

Financing Activities:
Long-term debt borrowings (repayments), net	(2,479)	5,858
Cash dividends	(7,693)	(7,610)
Proceeds from stock plans	167	219
Stock repurchases	(4,842)	-
Other	(275)	-

Cash used for financing activities	(15,122)	(1,533)

Decrease in cash and cash equivalents	($48)	($59)

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP reconciliation - EBITDA:
Net income (loss)	$3,458	($6,280)
Income tax provision (benefit)	2,031	(4,127)
Interest expense, net	699	645
Depreciation and amortization	18,022	17,437
Impairment charge	-	8,608
Severance-related expense/restructuring	1,814	7,272
Other income	(587)	-
EBITDA	$25,437	$23,555

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

			Quarter Ended June 23, 2012				Nine Months Ended June 23, 2012
			Income	Income		Net Income	Income	Income		Net Income
			Before	Tax	Net	per Diluted	Before	Tax	Net	per Diluted
			Taxes	Provision	Income	Share	Taxes	Provision	Income	Share

GAAP basis measures			$2,501	$937	$1,564	$0.13	$5,489	$2,031	$3,458	$0.29

	Severance and post-
	retirement benefits	(1)	235	87	148	0.01	1,814	671	1,143	0.09
	Other income	(2)	-	-	-	-	(587)	(217)	(370)	(0.03)

Non-GAAP measures			$2,736	$1,024	$1,712	$0.14	$6,716	$2,485	$4,231	$0.35

			Quarter Ended June 25, 2011				Nine Months Ended June 25, 2011
			Income	Income		Net Income	Income	Income		Net Income
			(Loss)	Tax	Net	(Loss)	(Loss)	Tax	Net	(Loss)
			Before	Provision	Income	per Diluted	Before	Provision	Income	per Diluted
			Taxes	(Benefit)	(Loss)	Share	Taxes	(Benefit)	(Loss)	Share

GAAP basis measures			($5,324)	($2,195)	($3,129)	($0.26)	($10,407)	($4,127)	($6,280)	($0.52)

	Impairment charge	(3)	8,608	3,443	5,165	0.43	8,608	3,443	5,165	0.43
	Restructuring costs	(4)	-	-	-	-	7,472	2,787	4,685	0.39
	Bad-debt provision	(5)	-	-	-	-	750	285	465	0.04

Non-GAAP measures			$3,284	$1,248	$2,036	$0.17	$6,423	$2,388	$4,035	$0.34

(1)

During the first quarter of this fiscal year, the Company's Chief Operating Officer announced his retirement. In addition, during the first nine months cost reduction measures were taken in the Company's operating segments. Related severance and post-retirement benefit expenses were $235,000 in the third quarter and $1.8 million for the first nine months.

(2)	In the first quarter of fiscal 2012, the Company recorded a $0.6 million gain associated with the sale of its interests in non-operating real property relating to cell towers.

(3)

In the third quarter of fiscal 2011, the Company recorded an $8.6 million non-cash, pre-tax impairment charge related to REA, representing all of REA's goodwill as well as $200,000 related to the write-down of under-performing titles.

(4)

In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specialized. Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.1 million for lease termination and other facility closure costs.

(5)	In the second quarter of fiscal 2011, the Company recorded a $750,000 bad-debt provision related to Borders Group, Inc.

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

BOOK MANUFACTURING SEGMENT		Quarter Ended June 23, 2012			Nine Months Ended June 23, 2012
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (1)	Measures	Measures	Items (1)	Measures

	Net sales	$52,413		$52,413	$163,863		$163,863
	Cost of sales	42,193	(212)	41,981	132,008	(212)	131,796

	Gross profit	10,220	212	10,432	31,855	212	32,067

	Selling and administrative expenses	6,238	(23)	6,215	21,318	(961)	20,357

	Operating income	$3,982	$235	$4,217	$10,537	$1,173	$11,710

		Quarter Ended June 25, 2011			Nine Months Ended June 25, 2011
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (2)	Measures	Measures	Items (2)	Measures

	Net sales	$54,997		$54,997	$163,627		$163,627
	Cost of sales	43,445	-	43,445	138,810	(7,061)	131,749

	Gross profit	11,552	-	11,552	24,817	7,061	31,878

	Selling and administrative expenses	6,502	-	6,502	21,018	(411)	20,607

	Operating income	$5,050	$0	$5,050	$3,799	$7,472	$11,271

SPECIALTY PUBLISHING SEGMENT		Quarter Ended June 23, 2012			Nine Months Ended June 23, 2012
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (1)	Measures	Measures	Items (1)	Measures

	Net sales	$9,127		$9,127	$28,214		$28,214
	Cost of sales	6,387		6,387	19,340		19,340

	Gross profit	2,740	-	2,740	8,874	-	8,874

	Selling and administrative expenses	3,715	-	3,715	12,812	(641)	12,171

	Operating loss	($975)	$0	($975)	($3,938)	$641	($3,297)

		Quarter Ended June 25, 2011			Nine Months Ended June 25, 2011
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (3)	Measures	Measures	Items (3)	Measures

	Net sales	$9,872		$9,872	$30,760		$30,760
	Cost of sales	6,653		6,653	20,446		20,446

	Gross profit	3,219	-	3,219	10,314	-	10,314

	Selling and administrative expenses	4,373	-	4,373	14,263	(750)	13,513

	Operating loss	($1,154)	$0	($1,154)	($3,949)	$750	($3,199)

(1)

During the first quarter of this fiscal year, the Company's Chief Operating Officer announced his retirement. In addition, during the first nine months cost reduction measures were taken in the Company's operating segments. Related severance and post-retirement benefit expenses were $235,000 in the third quarter and $1.8 million for the first nine months.

(2)

In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specialized. Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.1 million for lease termination and other facility closure costs.

(3)	In the second quarter of fiscal 2011, the Company recorded a $750,000 bad-debt provision related to Borders Group, Inc.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and
Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com